EXHIBIT  99.5

FOR IMMEDIATE RELEASE: October 14, 1998


      SPECIALTY FOODS ANNOUNCES BAKERY ACQUISITIONS,
           EARNINGS INCREASE, BOND EXCHANGE

            Acquisition of Archway Cookies Will
       Create Nation's Third Largest Cookie Company



DEERFIELD, ILL. -- Specialty Foods Corporation today announced that it has signed definitive agreements to acquire two bakery companies, including national cookie maker Archway Cookies, Inc. The company also announced a 30 percent increase in EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter ended September 30, 1998 and a 16 percent increase for the nine month period.

In addition, the company announced that holders representing more than 50 percent of the Senior Secured Discount Debentures of its parent company have indicated their agreement with a private exchange that will postpone the cash pay interest date and extend the maturity date of the bonds. As part of the exchange, the company is also seeking consents from its debtholders to modify its corporate organization.

"We believe that these acquisitions, in combination with our improving financial results and the bond exchange, represent a defining moment for Specialty Foods," said Lawrence
Benjamin, president and chief executive officer of Specialty
Foods.

"The acquisitions significantly strengthen our position as one of the nation's leading branded baked goods companies,"
Benjamin noted. "The bond exchange should provide us with the additional flexibility to continue to build value at Specialty Foods."

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SPECIALTY FOODS ANNOUNCES BAKERY ACQUISITIONS
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In addition to Archway Cookies, Specialty Foods is acquiring
San Diego Bread Company of San Diego, California. Terms of the individual agreements were not disclosed, although Benjamin said that together the acquisitions would represent an investment of over $100 million. Consummation of certain of these transactions is subject to customary closing conditions, including the obtaining of approvals from governmental regulatory agencies.

Archway, based in Battle Creek, Michigan, produces more than a billion cookies annually at two company-owned bakeries in Ashland, Ohio and Boone, Iowa, and four licensed bakeries in the U.S. and Canada. The company bakes more than 60 varieties of cookies, including homestyle, holiday and sugar free products under the Archway brand name.

"Archway is one of America's great brands," said Benjamin. "Since 1936, Archway has been providing unique, high quality cookies to American families. The addition of Archway to our Mother's cookie business will establish Specialty Foods as the third largest cookie company in the U.S. with significant opportunities for growth."

"We continue to pursue bread acquisitions that complement our existing bread brands," Benjamin said. "San Diego Bread Company, our most recent bread acquisition, solidifies the position of our Boudin brand as the premier traditional sourdough bread in California."

Noting the financial results of Specialty Foods for the first nine months of 1998, Benjamin said that the company has seen the positive effect of its increased focus on the baking industry. Specialty Foods' EBITDA for the third quarter of 1998 was $24.3 million compared to $18.7 million for the third quarter of 1997. EBITDA for the nine month period ended September 30, 1998 was $52.3 million, up from $44.9 million for the comparable period in 1997.


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SPECIALTY FOODS ANNOUNCES BAKERY ACQUISITIONS
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Sales for the third quarter of 1998 were $229.7 million
compared to $238.0 million for third quarter of 1997. Sales for the nine month period ended September 30, 1998 were $675.7 million compared to $679.1 million for the same period in 1997. While revenues for the company's bakery businesses, which account for over 80 percent of total sales, increased by three percent for the nine month period, lower beef and pork prices reduced the revenue of the company's meat subsidiary, H&M Food Systems. Sales and earnings have been adjusted to exclude the effect of businesses divested in 1997.

Specialty Foods Corporation, one of the nation's leading food manufacturers, is a group of companies engaged primarily in baked goods with additional operations in prepared meats.
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